AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

TRICORD HURRICANE HOLDINGS, INC.

Pursuant to the provisions of Section 78.403 of the Nevada Revised Statutes, the undersigned corporation adopts the following Amended and Restated Articles of Incorporation as of this date:

FIRST:  The name of the corporation is TriCord Hurricane Holdings, Inc.
__________________________________________________________________ ..

SECOND:  The Articles of Incorporation of the corporation were filed by the Secretary of State on the 21st day of November, 2007.

THIRD:  The names and addresses of the original incorporators are as follows:
Charlie Hess
1201 E. 33rd St.
Tulsa, OK 74105

FOURTH:  The board of directors of the corporation at a meeting duly convened and held on the 16th day of January, 2009, adopted a resolution to amend the original Articles as follows:

Article Three is hereby amended to read as follows:

The total number of shares of Common Stock that the corporation shall have the authority to issue is three hundred million (300,000,000).  The shares of Common Stock shall have par value of $0.0001.  The total number of shares of Preferred Stock that the corporation shall have the authority to issue is ten million (10,000,000).  The shares of Preferred Stock shall have par value of $0.0001.

Article Four is hereby amended to read as follows:

The name and address of the sole director of the Corporation is James Tolbert, 2881 E. 35th Place, Tulsa, OK 75105

FIFTH:  The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation are 59,210,160; that the above change(s) and amendment has been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

SIXTH:  The Articles of Incorporation, as amended to the date of this certificate, are hereby restated as follows:

FIRST.  The name of the Corporation is TriCord Hurricane Holdings, Inc.

SECOND. The address of the registered offices in the State of Nevada is the Corporation Trust Company of Nevada, 6100 Neil Road, Suite 500, Reno, Nevada 89511.

THIRD.  The total number of shares of Common Stock that the corporation shall have the authority to issue is three hundred million (300,000,000).  The shares of Common Stock shall have par value of $0.0001.  The total number of shares of Preferred Stock that the corporation shall have the authority to issue is ten million (10,000,000).  The shares of Preferred Stock shall have have par value of $0.0001.

FOURTH.  The name and address of the sole director of the Corporation is James Tolbert, 2881 E. 35th Place, Tulsa, OK 75105

FIFTH.  The nature of the business or purposes to be conducted or promoted by the Corporation is: To engage in any lawful act or activity for which corporations may be organized under the Private Corporation Law of Nevada.

James N. Welsh is the president and secretary of TriCord Hurricane Holdings, Inc.; that he has been authorized to execute the foregoing certificate by resolution of the board of directors, adopted at a meeting of the directors duly called and that such meeting was held on the 16th day of January,2009 and that the foregoing certificate sets forth the text of the Articles of Incorporation as amended to the date of the certificate.

Date January 19, 2009.

TRICORD HURRICANE HOLDINGS, INC.

By:	/s/ James N. Welsh
James N. Welsh
Its President and Secretary